Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

4Q2008 AND FY2008 RESULTS

XIFAXAN® and Bowel Cleanser Revenue Increases 28% Over

2007

APRISO™ Granted FDA Marketing Approval

Rifaximin Pivotal Phase 3 Results in Hepatic Encephalopathy

are Highly Statistically Significant

Enrollment for Rifaximin Pivotal Phase 3 Studies in

Non-constipation Irritable Bowel Syndrome

Ahead of Schedule

Pipeline Further Strengthened with Acquisition of

Budesonide Products and Crofelemer

RALEIGH, NC, March 10, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the fourth quarter and year ended December 31, 2008.

Total product revenue was $60.6 million for the fourth quarter of 2008, compared to $39.1 million for the fourth quarter of 2007. Total product revenue for the full year 2008 was $178.8 million compared to $232.9 million for the full year 2007. The decrease in total product revenue for the full year was due to the genericization of COLAZAL® on December 28, 2007. XIFAXAN® revenue for the fourth quarter of 2008 was $23.8 million, a 40% increase compared to the fourth quarter of 2007. XIFAXAN revenue for the full year 2008 was $79.9 million compared to $64.3 million for the full year 2007, an increase of 24%. MOVIPREP®, OSMOPREP® and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $21.4 million for the fourth quarter of 2008, compared to $13.1 million for the fourth quarter of 2007, a 63% increase. Total product revenue for our bowel cleansing product line was $62.9 million for the full year 2008 compared to $47.7 million for the full year 2007, a 32% increase. Total product revenue for the fourth quarter and full year of 2008 includes the initial stocking of APRISO™ in the amount of $9.1 million.

Total cost of products sold was $14.6 million for the fourth quarter and $36.7 million for the full year 2008. Gross margin on total product revenue was 75.9% for the fourth quarter of 2008 compared to 56.7% for the fourth quarter of 2007 and 79.5% for the full year 2008, compared to 76.4% for the full year 2007. The lower gross margin in the fourth quarter and full year of 2007 is a result of the return reserve recorded in the fourth quarter of 2007 for COLAZAL as a result of the approval of three generic balsalazide capsule products. Research and development expenses were $20.9 million for the fourth quarter of 2008 and $76.6 million for the full year 2008, compared to $15.1 million and $71.9 million, respectively, for the prior year periods. Selling, general and administrative expenses were $27.5 million for the fourth quarter of 2008, compared to $22.4 million for the fourth quarter of 2007, and these expenses were $95.1 million and $86.5 million for the full year 2008 and 2007, respectively. The Company reported a net loss of $10.5 million, or $0.22 per share, fully diluted, for the fourth quarter of 2008, including a $5 million up-front payment to Napo Pharmaceuticals for the acquisition of crofelemer. The net loss for the full year 2008 was $47.0 million, or $0.98 per share, fully diluted, including the Napo payment. The loss of $0.98, per share, for the year is in line with previously stated guidance of a loss of approximately $1.00 per share, including the Napo payment.

In August 2008 the Company closed a $60 million convertible note offering. This funding should facilitate our ability to finance development and licensing activities and acquisitions in a timely fashion. Cash and cash equivalents were $120.2 million on December 31, 2008.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “We are extremely pleased with the continuing robust growth of XIFAXAN, our most compelling long-term opportunity, and our bowel cleansing franchise.

Combined product revenue from XIFAXAN and our bowel cleansing products achieved year-over-year growth of 50% for the fourth quarter of 2008 and 28% for the full year. This strong fourth quarter growth was driven primarily by the outstanding performance of our bowel cleansing products subsequent to the withdrawal from the market of a competitive over-the-counter (OTC) product in mid December 2008. Market research suggests that the withdrawal of this competitive OTC product could expand the overall prescription market by as much as 3 million uses, or an additional $150 million, so we anticipate that our bowel cleansing franchise should grow significantly during 2009. We continue to believe several factors should contribute to an increase in product revenue over the coming years, namely the continued growth of our currently marketed products – including our most recent addition, APRISO™; the launch of new product candidates currently undergoing FDA review, if approved; the expanded contribution of rifaximin if additional indications are approved and the further expansion of our product portfolio via development activities, licensing and acquisitions.

“We believe total Company product revenue for 2009 will be $230 million to $235 million, not including revenue from METOZOLV™ (metoclopramide) ODT, Orally Disintegrating Tablets, which is still under FDA review. This 2009 revenue guidance represents 30% growth over 2008 revenue. The current annualized run rates, based on dollarizing the latest prescription data for XIFAXAN, our bowel cleansing product line and our “other products” (excluding Apriso) are approximately $100 million, $77 million, and $36 million, respectively.

“Salix is committed to building on its core business and leveraging its leadership position in gastroenterology to continue to create the leading U.S. specialty pharmaceutical company focused on gastrointestinal disorders. To that end, during 2008 the Company invested $76.6 million, or 43% of revenue, in research and development efforts, including the completion of our Phase 3 trial of rifaximin for the treatment of hepatic encephalopathy (HE) and initiation of Phase 3 trials of rifaximin for the treatment of non-constipation irritable bowel syndrome (non-C IBS). During 2009 we intend to continue our research and development efforts, specifically the submission of a New Drug Application for rifaximin in HE, the completion of our Phase 3 trials of rifaximin in the treatment of non-C IBS and the ongoing development of budesonide and crofelemer. We anticipate that the investment in these projects and other research and development activities should require approximately $99 million, or 43% of the midpoint of revenue guidance for 2009. During 2008 selling, general and administrative expenses totaled $95.1 million, or 53% of revenue. Selling, general and administrative expense for 2009 should be approximately $111 million, or 48% of the midpoint of revenue guidance. We anticipate generating a loss of approximately $0.75 per share to $0.65 per share, fully diluted, for the year ending December 31, 2009.

“Based on the full year 2009 guidance provided above, for the first quarter of 2009 we anticipate total Company product revenue will be approximately $46 million to $47 million and will generate a loss of approximately $0.38 per share to $0.37 per share, fully diluted.

“We continue working with the FDA to expedite the approval of METOZOLV ODT. We will update 2009 revenue and loss per share guidance if METOZOLV ODT is approved and launched to physicians. The update to 2009 revenue guidance will include the 2009 initial distribution and the 2009 prescription pull-through for METOZOLV ODT. The update to loss per share will include the change in revenue as well as expenses for launching METOZOLV ODT.

“We anticipate that 2009 should be a year of unprecedented commercial activity and success for Salix. We intend to execute a commercial strategy to ensure that as our product portfolio expands, each of our products is given the attention and support required to achieve success. We have stated previously that we would approximately double our sales force upon the approval of rifaximin for non-C IBS. However, if METOZOLV ODT is approved in 2009, we have determined that we can better position the Company to continue the launch of APRISO, launch METOZOLV ODT, and capitalize on the opportunity to expand our bowel cleansing business by accelerating a portion of our sales force expansion with the anticipated addition of 64 sales representatives. We are in the very fortunate position of having more product offerings to present to physicians than can be optimally presented during a single sales call. The planned expansion of our sales force during 2009 should allow our specialty sales representatives to communicate focused selling messages highlighting targeted products to a more strategically defined audience of physicians. Our strengthened position in the marketplace should translate into an increase in share of voice for all of our products and an increase in our ability to communicate more effectively to our targeted physicians and other healthcare professionals. We believe the benefit and potential of this expanded sales force should generate increased, incremental revenue during 2009, as well as over the long term, and should substantially outweigh the cost associated with this next step required to grow the Company’s sales capability.”

Carolyn Logan, President and Chief Executive Officer, stated, “2008 was another productive year for Salix as we continued to move forward on many fronts, including the growth of our proprietary products. Prescription demand for XIFAXAN grew 10% and 9%, respectively, for the fourth quarter and full year of 2008 compared to the corresponding periods of 2007. Prescription demand for our bowel cleansing products grew 17% and 16%, respectively, for the fourth quarter and full year 2008 compared to the corresponding periods of 2007.

“XIFAXAN sales continued to increase during the fourth quarter of 2008. December was a record month both in terms of number of prescriptions and tablets with more than 38,400 prescriptions being written totaling almost 2 million tablets. Currently XIFAXAN is approved and marketed for the treatment of travelers’ diarrhea. We are committed to maximizing the commercial potential of this non-absorbed, gut-selective antibiotic and to that end we are working diligently to expedite the development of XIFAXAN for the treatment of hepatic encephalopathy and non-constipation irritable bowel syndrome. XIFAXAN was approved in the United States for travelers’ diarrhea in May 2004 and also has been used for approximately 23 years in a variety of indications in over 25 countries. We look forward to expanding the reach of this nonsystemic antibiotic in the U.S. market potentially beyond the treatment of travelers’ diarrhea to bring relief to patients suffering from other bacterial complications of the gut.

“The bowel cleansing market is proving to be a dynamic and growing opportunity for Salix. As we expected, our ability to provide both a tablet agent, OSMOPREP, and a two-liter polyethylene glycol (PEG) agent with ascorbic acid, MOVIPREP, creates distinct advantages in the marketplace and has provided an unprecedented opportunity for Salix to establish a leadership position. At the end of 2008 our products commanded a 25% share of the prescription market. The prescription bowel cleansing market has experienced 17% compound annual growth, in terms of prescriptions, over the past five years. During 2008 we estimate that approximately 12-13 million bowel cleansing procedures were conducted in the United States. According to our estimates, approximately 50% of these procedures utilized a prescription bowel cleansing product and approximately 50% utilized an over-the-counter product. The prescription market should experience significant additional expansion during 2009 as a result of the removal of the leading non-prescription (OTC) bowel cleansing product from the marketplace in December 2008. We anticipate that the removal of the leading non-prescription product could expand the prescription market by as many as 3 million uses, or an additional $150 million. I am pleased to report that for the first two months of 2009, our MOVIPREP business increased more than 80% in terms of prescriptions compared to the first two months of 2008. Our sales force is focused on capitalizing on the current market dynamic with the goal of significantly expanding our business in this growing market.

“Additionally, our sales force began promoting APRISO during the last week of February and is focused on introducing this new solution for the management of ulcerative colitis. APRISO is the first and only once-daily 5-ASA, or mesalamine, product to offer both once-a-day dosing for the indication of maintenance of remission as well as being the only product to offer combination delivery in the form of delayed and extended release for the successful management of ulcerative colitis. APRISO is the only pH-dependent, delayed release 5-ASA product that initiates the release of the active ingredient at a pH of 6. This is an important distinction in the marketplace. Competitive pH-dependent products initiate the release of their active ingredient at a pH of 7. Research indicates a pH of 6 is frequently achieved in the GI tract – with approximately 90% of subjects achieving a pH of 6. Comparatively, a pH of 7 is less readily achieved in the GI tract – with approximately 25% of subjects never reaching a pH of 7. Consequently, APRISO’s delayed-release technology may offer a more reliable delivery of mesalamine throughout the colon. The extended-release profile of APRISO offers 24-hour protection from flares. APRISO’s extended-release technology facilitates mesalamine release over a sustained time frame and delivers the active ingredient throughout the entire colon. We believe APRISO’s ability to provide extended release of 5-ASA may provide patients with extended relief.

“Two exciting and significant product development achievements for the year were the completion of our pivotal Phase 3 trial to evaluate the efficacy, safety and tolerability of rifaximin in preventing recurrent, overt hepatic encephalopathy, or HE, and the initiation of enrollment in our two pivotal Phase 3 trials to evaluate the efficacy, safety and tolerability of rifaximin in the treatment of non-constipation irritable bowel syndrome, or non-C IBS.

“In October 2008 we announced that the hepatic encephalopathy study demonstrated that a 6-month course of rifaximin dosed at 550 mg twice-daily provides a highly statistically significant result in preventing HE, compared to placebo. In December 2008 our development team met with the FDA to discuss how to proceed with preparing and submitting a New Drug Application. Based on feedback provided by the FDA, the Company agreed to continue the open label arm of the study in order to obtain additional 6 and 12-month safety data on study subjects. Based on current timelines, we are targeting to submit the hepatic encephalopathy NDA during the second quarter of 2009. Rifaximin has been granted orphan drug designation by the United States Food and Drug Administration for use in hepatic encephalopathy. We believe that this designation will provide seven years of marketing exclusivity in the United States if rifaximin gains approval from the FDA for HE.

“On June 30, 2008 we initiated enrollment in TARGET 1 and TARGET 2, our two 600-subject trials to assess the efficacy, safety and tolerability of rifaximin 550 mg, dosed three times daily, in the treatment of subjects with non-constipation irritable bowel syndrome. Enrollment has progressed ahead of schedule in the approximately 190 sites across the United States. We originally had targeted completion of enrollment by the end of 2009; however, based on the accelerated rate of enrollment, we now anticipate completing enrollment by June 30, 2009. Currently, we expect top-line data on the trial should be available during the fourth quarter of 2009, and we are targeting to submit the non-C IBS NDA during the first half of 2010.

“Support for the utilization of rifaximin in its currently-approved indication, travelers’ diarrhea, continues to increase. During the second quarter of 2008 the United Nations Medical Services Department revised their international travel guidelines to include XIFAXAN and began including XIFAXAN in travel kits dispensed by the organization.

“In addition, recognition of the potential use of rifaximin in the treatment of hepatic encephalopathy and non-C IBS also continues to increase. The American College of Gastroenterology published treatment guidelines for IBS in the January 2009 American Journal of Gastroenterology which include a recommendation for the use of antibiotics, notably the non-absorbed agent rifaximin. The Annual Meeting of the European Association for the Study of the Liver (EASL), being held April 22-26, 2009 and Digestive Disease Week (DDW), being held May 30-June 4, 2009 should serve as high-profile venues for the release of the results of our pivotal Phase 3 study of rifaximin in the prevention of hepatic encephalopathy. We are extremely pleased to announce Dr. Nathan Bass, Professor of Medicine, Medical Director, Liver Transplantation Program, University of California San Francisco Medical Center, one of the investigators in the study, will make an oral presentation of the results of the hepatic encephalopathy study at EASL. Additionally, three posters providing data on the study will be presented by other investigators. At DDW Dr. Guy Neff, Medical Director, Associate Professor of Clinical Medicine, Medical Director of Transplant, University of Cincinnati College of Medicine; and Dr. Samuel Sigal, Assistant Professor, Department of Medicine, Weill Cornell Medical College, both investigators in the study, will make oral presentations of the results of the study. Additionally, numerous posters will be presented at DDW providing data on studies with various Salix products and indications including the use of APRISO in ulcerative colitis and the use of rifaximin in IBS. We look forward with great anticipation to the release of these data.

“The irritable bowel syndrome and hepatic encephalopathy indications present significant potential for the future growth of Salix. Currently we estimate the aggregate commercial opportunity represented by these markets combined is approximately $2.8 billion.

“Our business development activities continued in 2008, as evidenced by our acquisitions of a family of budesonide products and crofelemer. In March we acquired a budesonide rectal foam and a budesonide gastro-resistant capsule from Dr. Falk Pharma. Dr. Falk markets these products in Europe, and we intend to develop these products for commercialization in the United States. Currently, there is no budesonide foam product available in the approximately $200 million rectal ulcerative colitis market in the U.S. Efforts are underway to initiate late-stage clinical development of our budesonide foam product candidate during mid 2009. In December 2008 we acquired crofelemer from Napo Pharmaceuticals. Currently crofelemer is being investigated in a Phase 3 study as an anti-secretory, anti-diarrheal agent for the treatment of chronic diarrhea in people living with HIV, or HIV-associated diarrhea. We expect to complete the Phase 3 study and submit an NDA to the FDA during 2010.

“In addition, we consider intellectual property protection as an essential component of our product life cycle management strategy. In November we announced that the United States Patent and Trademark Office issued a potential Orange Book patent relating to rifaximin for treating IBS caused by small bacterial overgrowth. This use patent provides protection until August 2019. Also during the year, we reported that we had received a notice of Paragraph IV Certification on behalf of Novel Laboratories advising of the submission of Abbreviated New Drug Applications for OSMOPREP and MOVIPREP. Salix has full confidence in the intellectual property rights that protect these products and intends to use all commercially reasonable means to continue to vigorously defend and enforce the intellectual property rights protecting its products.

“The FDA issued complete response letters regarding the balsalazide tablet and METOZOLV ODT New Drug Applications on December 29, 2008 and February 26, 2009, respectively. With regard to the balsalazide tablet NDA, we have a Type A meeting scheduled with the Division of Gastroenterology Products to discuss the Agency’s response. We hope that the issues raised by the Agency can be resolved and the product can be approved for marketing. With regard to the METOZOLV ODT NDA, we intend to submit to the FDA the newly-required

Risk Evaluation and Mitigation Strategy (REMS) program by mid March and to continue working with the Agency to expedite the approval of the product.

“We look forward to continued growth and expansion during 2009 and beyond. We plan to continue to execute our business strategy by in-licensing late-stage and marketed products, developing the products in our pipeline and ensuring that our marketed products are provided with the attention and support required to achieve success.”

The Company will host a conference call at 5:00 p.m. ET, on Tuesday, March 10, 2009. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 723-9521 (U.S. and Canada) or (719) 325-4797 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 8947269.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository

(Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), vapreotide acetate and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

TABLE FOLLOWS

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(unaudited)	(unaudited)
Revenues:
Net product revenues	$60,569	$39,062	$178,766	$232,880
Revenue from collaborative agreements	—	400	—	2,912

Total revenues	60,569	39,462	178,766	235,792

Costs and Expenses:
Cost of products sold	14,577	16,895	36,710	55,024
Fees and costs related to license agreements	5,500	200	7,105	1,850
Amortization of product rights and intangible assets	3,078	2,272	9,891	8,627
Research and development	20,932	15,142	76,630	71,947
Selling, general and administrative	27,533	22,390	95,088	86,492

Total costs and expenses	71,620	56,899	225,424	223,940

Income (loss) from operations	(11,051)	(17,437)	(46,658)	11,852
Interest and other income (expense), net	(593)	681	(495)	3,326
Income tax expense (benefit)	(1,108)	2,273	(116)	6,953

Net income (loss)	$(10,536)	$(19,029)	$(47,037)	$8,225

Net income (loss) per share, basic	$(0.22)	$(0.40)	$(0.98)	$0.17

Net income (loss) per share, diluted	$(0.22)	$(0.40)	$(0.98)	$0.17

Shares used in computing net income (loss) per share, basic	48,068	47,605	47,898	47,329

Shares used in computing net income (loss) per share, diluted	48,068	47,605	47,898	48,678

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$120,153	$111,272
Accounts receivable, net	40,461	52,208
Inventory, net	17,311	17,676
Other assets	223,222	215,946

Total Assets	$401,147	$397,102

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$150,324	$104,532

Total liabilities	150,324	104,532
Common stock	48	47
Additional paid-in-capital	402,550	397,261
Accumulated deficit	(151,775)	(104,738)

Total stockholders’ equity	250,823	292,570

Total Liabilities and Stockholders’ Equity	$401,147	$397,102